Exhibit 10(C)

PMA CAPITAL CORPORATION

2007 OMNIBUS INCENTIVE COMPENSATION PLAN

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5.		ELIGIBILITY; PER-PERSON AWARD LIMITATIONS	6

	(a)	Eligibility	6
	(b)	Per Person Award Limitations	6

6.		AWARDS UNDER THE PLAN	6

	(a)	General	6
	(b)	Options	7
	(c)	Stock Appreciation Rights	8
	(d)	Restricted Stock	8
	(e)	Deferred Stock	9
	(f)	Bonus Stock and Awards in Lieu of Obligations	10
	(g)	Dividend Equivalents	10
	(h)	Other Stock-Based Awards	10
	(i)	Performance Awards	10

7.		PERFORMANCE AWARDS	10

	(a)	Performance Awards Generally	10
	(b)	Performance Awards Granted to Covered Employees	11
	(c)	Settlement of Performance Awards; Other Terms	12
	(d)	Written Determinations	12

8.		CERTAIN PROVISIONS APPLICABLE TO AWARDS	12

	(a)	Stand-Alone, Additional, Tandem, and Substitute Awards	12
	(b)	Term of Awards	12
	(c)	Form and Timing of Payment under Awards	12
	(d)	Exemptions from Section 16(b) Liability	13
	(e)	Section 409A Compliance	13

9.		CHANGE OF CONTROL	14

	(a)	Generally	14
	(b)	Definition	15
	(c)	Limitation on Payments in the Event of a Change of Control	15

10.		FORFEITURE FOR DISHONESTY	15

	(a)	Forfeiture	15
	(b)	Committee Discretion	15

11.		GENERAL PROVISIONS	16

	(a)	Compliance with Legal and Other Requirements	16
	(b)	Assignability	16
	(c)	Adjustments	17

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(d)	Tax Provisions	17
(e)	Changes to the Plan	18
(f)	Right of Setoff	18
(g)	Unfunded Status of Awards; Creation of Trusts	19
(h)	Nonexclusivity of the Plan	19
(i)	Payments in the Event of Forfeitures; Fractional Shares	19
(j)	Compliance with Code Section 162(m)	19
(k)	Certain Limitations Relating to Accounting Treatment of Awards	19
(l)	Governing Law	20
(m)	Limitation on Rights Conferred under Plan	20
(n)	Severability; Entire Agreement	20
(o)	Awards Under Preexisting Plan	20
(p)	Plan Effective Date and Termination	21
(q)	Successors	21

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PMA CAPITAL CORPORATION

2007 OMNIBUS INCENTIVE COMPENSATION PLAN

1. PURPOSE.  The purpose of this 2007 Omnibus Incentive Compensation Plan (the “Plan”) is to assist PMA Capital Corporation, a Pennsylvania corporation (the “Company”), and its subsidiaries in attracting, retaining, motivating and rewarding officers, and other persons who provide substantial services to the Company or its subsidiaries, to provide for equitable and competitive compensation opportunities, to recognize individual contributions and reward achievement of Company goals, and promote the creation of long-term value for shareholders by closely aligning the interests of such persons with those of shareholders.

2. DEFINITIONS.  In addition to the terms defined in Section 1 above and elsewhere in the Plan, the following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a) “Award” means any Option, SAR, Restricted Stock, Deferred Stock, Stock granted as a bonus or in lieu of another award, Dividend Equivalent, Other Stock-Based Award or Performance Award, together with any related right or interest, granted to a Participant under the Plan.

(b) “Beneficiary” means the legal representatives of the Participant’s estate entitled by will or the laws of descent and distribution to receive the benefits under a Participant’s Award upon a Participant’s death, provided that, if and to the extent authorized by the Committee, a Participant may be permitted to designate a Beneficiary, in which case the “Beneficiary” instead will be the person, persons, trust or trusts (if any are then surviving) which have been designated by the Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Participant’s Award upon such Participant’s death.  Unless otherwise determined by the Committee, any designation of a Beneficiary other than a Participant’s spouse shall be subject to the written consent of such spouse.

(c) “Board” means the Company’s Board of Directors.

(d) “Change in Control” and related terms have the meanings specified in Section 9.

(e) “CEO” means the Chief Executive Officer of the Company.

(f) “Code” means the Internal Revenue Code of 1986, as amended.  References to any provision of the Code or regulation (including a proposed regulation) thereunder shall include any successor provisions and regulations.

(g) “Committee” means a committee of two or more directors designated by the Board to administer the Plan; provided, however, that the number of members of the Committee and their qualifications shall at all times satisfy the requirements for exemptions under Rule 16b-3 under the Exchange Act and tax deductibility under Section 162(m) of the Code.  The full Board may perform any function of the Committee hereunder, in which case the term “Committee” shall refer to the Board.

(h) “Covered Employee” means an Eligible Person who is an Executive Officer designated by the Board or one of its committees to be a Covered Employee for the purpose of receiving performance-based compensation complying with Section 162(m) of the Code.

(i) “Deferred Stock” means a right, granted to a Participant under Section 6(e), to receive Stock or other Awards or a combination thereof at the end of a specified deferral period.

(j) “Dividend Equivalent” means a right, granted to a Participant under Section 6(g), to receive cash, Stock, other Awards or other property equal in value to all or a specified portion of the dividends paid with respect to a specified number of shares of Stock.

(k) “Effective Date” means the effective date specified in Section 11(p).

(l) “Eligible Person” means an officer of the Company or any subsidiary, including any Executive Officer, a consultant or other person who provides substantial services to the Company or a subsidiary or affiliate, and any person who has been offered employment as an officer by the Company or a subsidiary or affiliate, provided that such prospective officer may not receive any payment or exercise any right relating to an Award until such person has commenced employment with the Company or a subsidiary or affiliate.  An officer on leave of absence may be considered as still in the employ of the Company or a subsidiary or affiliate for purposes of eligibility for participation in the Plan.  For purposes of the Plan, a joint venture in which the Company or a subsidiary has a substantial direct or indirect equity investment shall be deemed an affiliate, if so determined by the Committee.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.  References to any provision of the Exchange Act or rule (including a proposed rule) thereunder shall include any successor provisions and rules.

(n) “Executive Officer” means any Company employee who is an “executive officer” as defined in Rule 3b-7 promulgated under the Exchange Act.

(o) “Fair Market Value” means the fair market value of Stock, Awards or other property as determined by the Committee or under procedures established by the Committee.  Unless otherwise determined by the Committee, the Fair Market Value of Stock shall be (i) the closing sales price per share of Stock as reported on the principal securities exchange on which shares of Stock are then listed or admitted to trading on the date on which such value is being determined or, if there is no sale on that day, then on the last previous day on which a sale was reported, or (ii) if not so reported, the closing sales price (or other Nasdaq-designated daily sales price) on such date of a share of Stock as published in The Nasdaq Global Market Issues report in the Eastern Edition of The Wall Street Journal, or (iii) if not so reported, the average of the closing (or other designated) bid and asked prices on such date as reported on The Nasdaq Global Market System, or (iv) if not so reported, as furnished by any member of the National Association of Securities Dealers, Inc. selected by the Committee.

(p) “Incentive Stock Option” or “ISO” means any Option designated as an incentive stock option within the meaning of Code Section 422 or any successor provision thereto and qualifying thereunder.

(q) “Option” means a right, granted to a Participant under Section 6(b), to purchase Stock at a specified price during specified time periods.

(r) “Other Stock-Based Awards” means Awards granted to a Participant under Section 6(h).

(s) “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

(t) “Performance Award” means a right, granted to a Participant under Sections 6(i) and 7, to receive Awards or payments based upon performance criteria specified by the Committee.

(u) “Performance Period” means the period for achievement of a Performance Award under Section 7.  The Performance Period shall be specified by the Committee.

(v) “Preexisting Plans” means the Company’s 2002 Equity Incentive Plan, 1999 Equity Incentive Plan, 1996 Equity Incentive Plan, 1995 Equity Incentive Plan, 1994 Equity Incentive Plan and 1993 Equity Incentive Plan.

(w) “Restricted Stock” means Stock granted to a Participant under Section 6(d) which is subject to certain restrictions and to a risk of forfeiture.

(x) “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(y) “Specified Employee” means, with respect to the Company or any of its subsidiaries, (1) any officer with annual compensation in excess of $145,000 (as adjusted from time to time under the Code), (2) a 5-percent owner, or (3) a 1-percent owner with annual compensation in excess of $150,000 (as adjusted from time to time under the Code), provided that the Company or any of its subsidiaries is publicly-traded within the meaning of Section 409A of the Code on the date of determination.

(z) “Stock” means the Company’s Class A Common Stock, par value $5.00 per share, or any successor class of common stock.

(aa) “Stock Appreciation Rights” or “SAR” means a right granted to a Participant under Section 6(c).

3. ADMINISTRATION.

(a) Authority of the Committee.  The Plan shall be administered by the Committee, which shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants; to grant Awards; to determine the type and number of Awards and the number of shares of Stock to which Awards relate, the dates on which Awards may be exercised or settled and on which the risk of forfeiture or deferral period relating to Awards shall lapse or terminate, the expiration date of any Award, whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Stock, other Awards, or other property, adjustments under Section 11(c), and other terms and conditions of, and all other matters relating to, Awards; to prescribe documents evidencing or setting terms of Awards (such Award documents need not be identical for each Participant), amendments thereto, and rules and regulations for the administration of the Plan and amendments thereto; to construe and interpret the Plan and Award documents and correct defects, supply omissions or reconcile inconsistencies therein; to ensure that awards continue to qualify under Rule 16b-3; and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan.  Decisions of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive, and binding upon all persons interested in the Plan, including Participants, Beneficiaries, transferees under Section 11(b) and other persons claiming rights from or through a Participant, and shareholders.

(b) Manner of Exercise of Committee Authority.  The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee.  The Committee may delegate to officers or managers of the Company or any subsidiary or affiliate, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine, to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3 for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company, will not cause Awards intended to qualify as “performance-based compensation” under Section 162(m) to fail to so qualify, and will not violate the requirements of Section 409A of the Code.  The Committee may appoint agents to assist it in administering the Plan.

(c) General Powers of the CEO.  Subject to the requirements of applicable law, the Committee may delegate to the CEO the discretion to select Participants and grant them Awards in amounts and combinations and upon terms and conditions as he shall determine, subject to the same limitations and provisions that apply under the Plan to the Committee and under such other limitations as the Committee may determine, and also subject to the following:

(i) The CEO may not grant any Awards to or for the benefit of anyone subject to the requirements of Section 16(a) of the Exchange Act or to any Covered Employee;

(ii) The CEO must be a member of the Board when he grants any Awards under the Plan and must be properly empowered by the Committee to grant such Awards; and

(iii) The total number of shares of Stock which may be issued pursuant to Awards granted under this Section 3(c) is limited to a maximum of 15% of the number of shares of Stock authorized to be issued under the Plan.

(d) Limitation of Liability.  The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any officer or other employee of the Company or a subsidiary, the Company’s independent auditors, consultants or any other agents assisting in the administration of the Plan.  Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or other employee of the Company or a subsidiary acting at the direction or on behalf of the Committee or a delegatee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4. STOCK SUBJECT TO PLAN.

(a) Overall Number of Shares Available for Delivery.  Subject to adjustment as provided in Section 11(c), the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be (i) 2,552,686 (which is equal to the number of shares that remain available for issuance under the Preexisting Plans immediately prior to the Effective Date), plus (ii) the number of shares subject to awards under the Preexisting Plans that become available in accordance with Section 4(b) after the Effective Date; provided, however, that the total number of shares with respect to which ISOs may be granted shall not exceed the number specified under clause (i) above.  Any shares of Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.

(b) Share Counting Rules.  The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award.  Shares subject to an Award or an award under the Preexisting Plans that is canceled, expired, forfeited, settled in cash or otherwise terminated without a delivery of shares to the Participant will again be available for Awards, and shares withheld in payment of the exercise price or taxes relating to an Award or Preexisting Plan award and shares equal to the number surrendered in payment of any exercise price or taxes relating to an Award or Preexisting Plan award shall be deemed to constitute shares not delivered to the Participant and shall be deemed to again be available for Awards under the Plan.  In addition, in the case of any Award granted in substitution for an award of a company or business acquired by the Company or a subsidiary or affiliate, shares issued or issuable in connection with such substitute Award shall not be counted against the number of shares reserved under the Plan, but shall be available under the Plan by virtue of the Company’s assumption of the plan or arrangement of the acquired company or business.  This Section 4(b) shall apply to the number of shares reserved and available for ISOs only to the extent consistent with applicable regulations relating to ISOs under the Code.

5. ELIGIBILITY; PER-PERSON AWARD LIMITATIONS.

(a) Eligibility.  Awards may be granted under the Plan only to Eligible Persons.

(b) Per Person Award Limitations.  In each calendar year during any part of which the Plan is in effect, a Covered Employee may be granted Awards intended to qualify as “performance-based compensation” under Section 162(m) under each of Section 6(b) through 6(i) in an amount not in excess of his or her Annual Limit (such Annual Limit to apply separately to the type of Award authorized under each specified subsection, except that the limitation applies to Dividend Equivalents under Section 6(g) only if such Dividend Equivalents are granted separately from and not as a feature of another Award).  A Participant’s Annual Limit, in any calendar year during any part of which the Participant is then eligible under the Plan, shall equal 150,000 shares of stock, subject to adjustment as provided in Section 11(c).

In the case of an Award which is not valued in a way in which the limitation set forth in the preceding paragraph would operate as an effective limitation satisfying Section 162(m) (including a Performance Award under Section 7 not related to an Award specified in Section 6), an Eligible Person may not be granted Awards authorizing the earning during any calendar year of an amount that exceeds the Participant’s Annual Limit, which for this purpose shall equal $1.5 million (this limitation is separate and not affected by the number of Awards granted during such calendar year subject to the limitation in the preceding paragraph).  For this purpose, (i) “earning” means satisfying performance conditions so that an amount becomes payable, without regard to whether it is to be paid currently or on a deferred basis or continues to be subject to any service requirement or other non-performance condition, and (ii) a Participant’s Annual Limit is used to the extent an amount or number of shares may be potentially earned or paid under an Award, regardless of whether such amount or shares are in fact earned or paid.

6. AWARDS UNDER THE PLAN.

(a) General.  Awards may be granted on the terms and conditions set forth in this Section 6.  In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 11(e)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment or service by the Participant and terms permitting a Participant to make elections relating to his or her Award.  The Committee shall retain full power and discretion with respect to any term or condition of an Award that is not mandatory under the Plan.  The Committee shall require the payment of lawful consideration for an Award to the extent necessary to satisfy the requirements of the Pennsylvania Business Corporation Law, and may otherwise require payment of consideration for an Award except as limited by the Plan.

(b) Options.  The Committee is authorized to grant Options to Eligible Persons on the following terms and conditions:

(i) Exercise Price.  The exercise price per share of Stock purchasable under an Option (including both ISOs and non-qualified Options) shall be determined by the Committee, provided that such exercise price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such Option, and in no event less than the par value of the Stock.  Notwithstanding the foregoing, no ISO shall be granted to any person who, immediately prior to the grant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, unless the exercise price is at least one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the date of grant and the Option, by its terms, expires no later than five (5) years after the date of grant.

(ii) Option Term; Time and Method of Exercise.  The Committee shall determine the term of each Option, provided that in no event shall the term of any Option or SAR in tandem therewith exceed a period of ten (10) years from the date of grant.  The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the methods by which such exercise price may be paid or deemed to be paid and the form of such payment (subject to Section 11(k)), including, without limitation, cash, Stock, other Awards or awards granted under other plans of the Company or any subsidiary, or other property (including notes and other contractual obligations of Participants to make payment on a deferred basis, such as through “cashless exercise” arrangements, to the extent permitted by applicable law), and the methods by or forms in which Stock will be delivered or deemed to be delivered in satisfaction of Options to Participants.

(iii) ISOs.  The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Code Section 422 and regulations thereunder, including but not limited to the following requirements.

(1) Each Participant must be and remain a common law employee of the Company (or its affiliates or subsidiary) in order to exercise such ISO grant; provided that such Participant may exercise an ISO following termination of employment for a period not to exceed (3) months after the date of termination of employment;

(2) To the extent Options granted that are exercisable for the first time in a calendar year exceed $100,000, Options in excess of such limit will not be treated as ISOs; and

(3) No ISO grant will be made ten (10) years after the Effective Date, and no ISO shall be exercisable more than ten (10) years after the date of grant.

(iv) Reload Options.  If a Participant (who is an employee) tenders shares of Stock to pay the exercise price of an Option, and/or arranges to have a portion of the shares otherwise issuable upon exercise withheld or sold to pay the applicable withholding taxes, the Participant may receive, at the discretion of the Committee, a new “Reload Option” equal to the sum of the number of shares tendered to pay the exercise price and the number of shares used to pay the withholding taxes.  Reload options shall have an exercise price equal to the then Fair Market Value of a share of Stock on the date of grant of the Reload Options.  Reload Options may be any type of Option permitted under the Code and will be granted subject to such terms, conditions, restrictions and limitations as may be determined by the Committee, from time to time.  Reload Options may also be granted in connection with the exercise of Options granted under any of the Preexisting Plans of the Company which may be designated by the Committee, from time to time.

(c) Stock Appreciation Rights.  The Committee is authorized to grant SARs to Eligible Persons on the following terms and conditions:

(i) Right to Payment.  A SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee; provided that such grant price shall not be less than the Fair Market Value of one share of Stock on the date of grant of the SAR.

(ii) Other Terms.  The Committee shall determine the time or times at which and the circumstances under which a SAR may be exercised in whole or in part, which time or times may not exceed ten (10) years from the date of grant (including based on achievement of performance goals and/or future service requirements), the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, and whether or not an SAR shall be free-standing or in tandem or combination with any other Award.

(d) Restricted Stock.  The Committee is authorized to grant Restricted Stock to Eligible Persons on the following terms and conditions:

(i) Grant and Restrictions.  Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter.  Except to the extent restricted under the terms of the Plan and any Award document relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a shareholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee).

(ii) Forfeiture.  Except as otherwise determined by the Committee, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes.

(iii) Certificates for Stock  Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine.  If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv) Dividends and Splits.  As a condition to the grant of an Award of Restricted Stock, the Committee may require that any dividends paid on a share of Restricted Stock shall be either (A) paid with respect to such Restricted Stock at the dividend payment date in cash, in kind, or in a number of shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) automatically reinvested in additional Restricted Stock or held in kind, which shall be subject to the same terms as applied to the original Restricted Stock to which it relates, or (C) deferred as to payment, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in shares of Deferred Stock, other Awards or other investment vehicles, subject to the requirements of Section 409A of the Code and, consistent with such requirements, such terms as the Committee shall determine.  Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(e) Deferred Stock.  The Committee is authorized to grant Deferred Stock to Eligible Persons, which are rights to receive Stock, other Awards, or a combination thereof at the end of a specified deferral period, subject to the following terms and conditions:

(i) Award and Restrictions.  Issuance of Stock will occur upon expiration of the deferral period specified for an Award of Deferred Stock by the Committee.  In addition, Deferred Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, and under such other circumstances as the Committee may determine at the date of grant or thereafter.

(ii) Forfeiture.  Upon termination of employment or service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award document evidencing the Deferred Stock), all Deferred Stock that is at that time subject to such forfeiture conditions shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award document that restrictions or forfeiture conditions relating to Deferred Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes.

(iii) Dividend Equivalents.  Unless otherwise determined by the Committee, Dividend Equivalents on the specified number of shares of Stock covered by an Award of Deferred Stock shall be either (A) paid with respect to such Deferred Stock at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Deferred Stock, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in additional Deferred Stock, other Awards or other investment vehicles having a Fair Market Value equal to the amount of such dividends, as the Committee shall determine.

(f) Bonus Stock and Awards in Lieu of Obligations.  The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of obligations of the Company or a subsidiary to pay cash or deliver other property under other plans or compensatory arrangements of the Company or a subsidiary, subject to such terms as shall be determined by the Committee.  Any Stock granted as a bonus shall be distributed to the Eligible Person no later than two and one-half (2½) months following (i) the year in which services giving rise to the bonus were performed, or, if later, (ii) the year in which the bonus became vested.

(g) Dividend Equivalents.  The Committee is authorized to grant Dividend Equivalents to Eligible Persons, which are rights to receive cash, Stock, other Awards, or other property equivalent to all or a portion of the dividends paid with respect to a specified number of shares of Stock.  Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award.  The Committee may provide as part of the grant that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles, and subject to restrictions on transferability, risks of forfeiture and such other terms as the Committee may specify.

(h) Other Stock-Based Awards.  The Committee is authorized, subject to limitations under applicable law, to grant to Eligible Persons such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock or factors that may influence the value of Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified subsidiaries or affiliates or other business units.  The Committee shall determine the terms and conditions of such Awards.  Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, notes, or other property, as the Committee shall determine.  Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 6(h).

(i) Performance Awards.  Performance Awards, denominated in cash or in Stock or other Awards, may be granted by the Committee in accordance with Section 7.

7. PERFORMANCE AWARDS.

(a) Performance Awards Generally.  The Committee is authorized to grant Performance Awards on the terms and conditions specified in this Section 7.  Performance Awards may be denominated as a cash amount, number of shares of Stock, or specified number of other Awards (or a combination) which may be earned upon achievement or satisfaction of performance conditions specified by the Committee.  In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee.  The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Section 7(b) in the case of a Performance Award intended to qualify as “performance-based compensation” under Section 162(m).

(b) Performance Awards Granted to Covered Employees.  If the Committee determines that a Performance Award to be granted to a Covered Employee should qualify as “performance-based compensation” for purposes of Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of one or more pre-established performance goals and other terms set forth in this Section 7(b), which may also be applied to all Eligible Persons.

(i) Objective Performance Goal Generally.  The Committee shall establish written, objective performance goals for a Performance Period not later than ninety (90) days after the beginning of the Performance Period (but not after more than twenty-five percent (25%) of the Performance Period has elapsed), or by some other date required or permitted under Section 162(m), provided that the outcome is substantially uncertain at the time the Committee establishes the goal.  The objective performance goals shall be stated as specific amounts of, or specific changes in, one or more of the financial measures described in this Section 7.  The objective performance goals need not be the same for different Performance Periods and for any Performance Period may be stated: (a) as goals for the Company, for one or more of its subsidiaries, divisions, business units, lines of business, or for any combination of the foregoing; (b) on an absolute basis or relative to the performance of other companies or of a specified index or indices, or be based on any combination of the foregoing; and (c) separately for one or more of the Participants, collectively for the entire group of Participants, or in any combination of the two.

(ii) Financial Measures.  The Committee shall use any one or more of the following financial measures to establish objective performance goals under Section 7(b)(i): premiums, revenues, earnings, including operating earnings, earnings per share, including operating earnings per share, shareholders’ equity, return on equity, assets, return on assets, capital, return on capital, book value, economic value added, operating margins, cash flow, shareholder return, expenses, expense ratios, loss ratios, underwriting results, debt-to-capital ratio or market share.  The Committee may specify any reasonable definition of the financial measures it uses.  Such definitions may provide for reasonable adjustments and may include or exclude items, including but not limited to: realized investment gains and losses; extraordinary, unusual or non-recurring items; effects of accounting changes, currency fluctuations, acquisitions, divestitures, reserve strengthening or necessary financing activities; recapitalizations, including stock splits and dividends; expenses for restructuring or productivity initiatives; and other non-operating items.

(c) Settlement of Performance Awards; Other Terms.  Settlement of such Performance Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee and shall be made no later than two and one-half (2½) months following the year in which the Performance Period ends.  The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to Section 7(b).  The exercise of negative discretion shall not be permitted to result in an increase in the amount payable to any Covered Employee.  Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the Performance Award and other related Awards do not, solely for that reason, fail to qualify as “performance-based compensation“ for purposes of Section 162(m).  The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant or other event (including a Change in Control) prior to the end of a performance period or settlement of such Performance Awards.

(d) Written Determinations.  Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards, the level of actual achievement of the specified performance goals relating to Performance Awards, and the amount of any final Performance Award shall be recorded in writing in the case of Performance Awards intended to qualify under Section 162(m).  Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m), prior to settlement of each such Award granted to a Covered Employee, that the performance objectives relating to the Performance Award and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied.

8. CERTAIN PROVISIONS APPLICABLE TO AWARDS.

(a) Stand-Alone, Additional, Tandem, and Substitute Awards.  Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any subsidiary or affiliate, or any business entity to be acquired by the Company or a subsidiary or affiliate, or any other right of a Participant to receive payment from the Company or any subsidiary or affiliate.  Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards.  Subject to Sections 8(e) and 11(k), the Committee may determine that, in granting a new Award, the in-the-money value of any surrendered Award or award may be applied to reduce the exercise price of any Option, grant price of any SAR, or purchase price of any other Award.

(b) Term of Awards.  The term of each Award shall be for such period as may be determined by the Committee, subject to the express limitations set forth in Sections 6(b) and 6(c).

(c) Form and Timing of Payment under Awards  Subject to the terms of the Plan (including Sections 8(e) and 11(k)) and any applicable Award document, payments to be made by the Company or a subsidiary upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis.  Except as provided in Section 8(e), the exercisability, lapsing of restrictions, expiration of deferral or vesting periods, and other settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events (subject to Section 11(k)).  Installment or deferred payments may be required by the Committee on terms and conditions established by the Committee.  Payments may include, without limitation, provisions for the payment or crediting of reasonable interest or investment return (based on predetermined actual investments (whether actually invested therein)) on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock.

(d) Exemptions from Section 16(b) Liability.  With respect to a Participant who is then subject to the reporting requirements of Section 16(a) of the Exchange Act in respect of the Company, the Committee shall implement transactions under the Plan and administer the Plan in a manner that will ensure that each transaction with respect to such a Participant is exempt under Rule 16b-3 or otherwise not subject to liability under Section 16(b), except that this provision shall not limit sales by such a Participant, and such a Participant may engage in other non-exempt transactions under the Plan.  The Committee may authorize the Company to repurchase any Award or shares of Stock deliverable or delivered in connection with any Award (subject to Section 11(k)) in order to avoid a Participant who is subject to Section 16 of the Exchange Act incurring liability under Section 16(b).

(e) Section 409A Compliance.  Notwithstanding any other provision of this Plan to the contrary, all Awards under this Plan shall be designed and administered in a manner that does not result in the imposition of tax or penalties under Section 409A of the Code.  Accordingly, Awards under this Plan shall comply with the following requirements, as applicable.

(i) Distributions to Specified Employees Upon Separation from Service.  To the extent that payment under an Award which is subject to Section 409A is due to a Specified Employee on account of the Specified Employee’s separation from service from the Company or its affiliate or subsidiary, such payment shall be delayed until the first day of the seventh month following such separation from service (or as soon as practicable thereafter).  The Committee, in its discretion, may provide in the Award document for the payment of interest at a rate set by the Committee for such six-month period.

(ii) No Acceleration of Payment.  To the extent that an Award is subject to Section 409A, payment under such Award shall not be accelerated from the date(s) specified in the Award document as of the date of grant.

(iii) Subsequent Delay in Payment.  To the extent that an Award is subject to Section 409A, payment under such Award shall not be deferred beyond the dates specified in the Award document as of the date of grant, unless the Committee makes the decision to delay payment at least one year prior to the scheduled payment date, and payment is delayed at least five years.

(iv) Exemptions from Section 409A.  The following Awards are intended to be exempt from the requirements of Section 409A of the Code.

(1) Non-Discounted Options.  Any Option issued with an exercise price that is at least equal to the Fair Market Value of a share of Stock on the date of grant, provided that the period during which such Option may be exercised is not subsequently extended beyond the later of (A) the end of the calendar year in which such exercise period would otherwise end, or (B) the date that is two and one-half (2½) months following the date as of which such exercise period would otherwise end.

(2) Non-Discounted SARs.  Any SAR issued with a grant price at least equal to the Fair Market Value of a share of Stock on the date of grant, provided that the period during which such SAR may be exercised is not subsequently extended beyond the later of (A) the end of the calendar year in which such exercise period would otherwise end, or (B) the date that is two and one-half (2½) months following the date as of which such exercise period would otherwise end

(3) Restricted Stock and Stock Awards.  Restricted Stock, Stock Awards and any other property right subject to tax under Section 83 of the Code (but not including Deferred Stock or Dividend Equivalents).

(4) Short-Term Deferrals.  Any Award which is paid no later than two and one-half (2½) months following the year in which the Award vests.

9. CHANGE OF CONTROL.

(a) Generally.  The Committee may, in its discretion, at the time an Award is made hereunder or at any time prior to, coincident with or after the time of a Change of Control:

(i) subject to Section 8(e), provide for the acceleration of any time periods relating to the exercise or realization of such Awards, so that such Awards may be exercised or realized in full on or before a date fixed by the Committee;

(ii) provide for the purchase of such Awards, upon the Participant’s request, for an amount of cash equal to the amount which could have been obtained upon the exercise or realization of such Awards had such Awards been currently exercisable or payable;

(iii) make such adjustment to the Awards then outstanding as the Committee deems appropriate to reflect such Change of Control; or

(iv) cause the Awards then outstanding to be assumed, or new rights substituted therefore, by the surviving corporation in such Change of Control.

The Committee may, in its discretion, include such further provisions and limitations in any Award Agreement as it may deem equitable and in the best interests of the Company.

(b) Definition.  “Change of Control” means a change of control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A promulgated under the Exchange Act, or Item 5.01 of a Current Report on Form 8-K or any successor rule, whether or not the Company is then subject to such reporting requirements; provided that, without limitation, such a Change of Control shall be deemed to occur if:

(i) Any “person” (as such term is used in Sections 13(d) and 14 (d) of the Exchange Act) is or becomes the “beneficial owner” (as determined for purposes of Regulation 13D-G under the Exchange Act as currently in effect), directly or indirectly, in a transaction or series of transactions, of securities of the Company representing more than 50% of the voting power of the Company’s voting capital stock (the “Voting Stock”); or

(ii) The consummation of a merger, or other business combination after which the holders of the Voting Stock do not collectively own 50% or more of the voting capital stock of the entity surviving such merger or other business combination, or the sale, lease, exchange or other transfer in a transaction or series of transactions of all or substantially all of the assets of the Company; or

(iii) A majority of the Board is replaced in any twelve (12) month period by individuals whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

Any good faith determination by the Committee as to whether a Change of Control within the meaning of this Section has occurred shall be conclusive and binding on the Participants.

(c) Limitation on Payments in the Event of a Change of Control.  Notwithstanding anything in this Plan to the contrary, any Award (or portion of an Award) that would constitute an excess parachute payment, as such term is defined in Section 280G of the Code, shall be reduced to an amount that would not constitute an excess parachute payment so as to avoid the deduction limitations and excise tax under Sections 280G and 4999, respectively.  The Company shall have no obligation to pay to the Participant the amount by which any Award is reduced in accordance with this Section 9(c).

10. FORFEITURE FOR DISHONESTY.

(a) Forfeiture.  Notwithstanding anything to the contrary in the Plan, if the Participant engages in fraud, embezzlement, theft, commission of a felony or dishonest conduct in the course of his employment or retention by the Company or any subsidiary that damaged the Company or any subsidiary, the Participant shall immediately forfeit all unexercised Options, all exercised Options with respect to which the Company has not yet delivered the certificates, and any other Award not then settled.  The decision of the Committee in interpreting and applying the provisions of this Section 10 (a) shall be final.  No decision of the Committee, however, shall affect the finality of the discharge or termination of such Participant by the Company or any subsidiary in any manner.

(b) Committee Discretion.  The Committee may, in its discretion, waive in whole or in part the Company’s right to forfeiture under this Section, but no such waiver shall be effective unless evidenced by a writing signed by a duly authorized officer of the Company.  In addition, the Committee may impose additional conditions on Awards, by inclusion of appropriate provisions in the document evidencing or governing any such Award.

11. GENERAL PROVISIONS.

(a) Compliance with Legal and Other Requirements.  The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.  The foregoing notwithstanding, in connection with a Change of Control, the Company shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Stock or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the 90th day preceding the Change of Control.

(b) Assignability.

(i) No Assignment.  No Award, including any right to receive Stock (such as Options, SARs or similar rights) or any right to payment under the Plan, shall be assignable or transferable by a Participant except by will or by the laws of descent and distribution.  Any other attempted assignment or alienation shall be void and of no force or effect.  Any right to receive Stock or any other Award (including Options, SARs or similar rights) shall be exercisable during a Participant’s lifetime only by the Participant or by the Participant’s guardian or legal representative.

(ii) Certain Assignments.  Notwithstanding Section 11(b)(i), the Committee shall have the authority, in its sole discretion, to grant (or to sanction by way of amendment of an existing grant) Awards (other than ISOs and Restricted Stock) which may be transferred by the Participant during his lifetime to any “family member” of the Participant, which shall include a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, siblings, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than 50% of the voting interests.  No Award may be transferred for value.  The following transfers are not prohibited transfers for value: (i) a transfer under a domestic relations order in settlement of marital property rights; and (ii) a transfer to an entity in which more than 50% of the voting interests are owned by family members (or the Participant) in exchange for an interest in that entity.  In the case of a new Award, the written documentation containing the terms and conditions of such Award shall state that it is transferable, and in the case of an amendment to an existing Award, such amendment shall be in writing.  An Award transferred as contemplated in this Section 11(b)(ii) may not be subsequently transferred by the transferee without further Committee approval (except for transfers back to the original grantee) except by will or the laws of descent and distribution and shall continue to be governed by and subject to the terms and limitations of the Plan and the relevant grant.  However, the Committee, in its sole discretion at the time that the transfer is approved, may alter the terms and limitations of the relevant Award and establish such additional terms and conditions as it shall deem appropriate.

(c) Adjustments.  In the event that any dividend or other distribution (whether in the form of cash, Stock, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock such that an adjustment is determined by the Committee to be appropriate under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of Stock that have been authorized for issuance under the Plan, (ii) the number and kind of shares of Stock by which annual per-person Award limitations are measured under Section 5, (iii) the number and kind of shares of Stock subject to or deliverable in respect of outstanding Awards and (iv) the exercise price, grant price or purchase price relating to any Award or other affected terms of an Award.  In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards and performance goals relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any subsidiary or any business unit, or the financial statements of the Company or any subsidiary, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any subsidiary or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that such authority or the making of such adjustment would cause Options, SARs, Performance Awards granted under Section 7(b) to Participants designated by the Committee as Covered Employees and intended to qualify as “performance-based compensation” under Section 162(m) and regulations thereunder to otherwise fail to qualify as “performance-based compensation” under Section 162(m) and regulations thereunder.  In connection with any event described in this paragraph, the Committee may provide, in its sole discretion, for the cancellation of any outstanding awards and payments in cash or other property therefor.

(d) Tax Provisions.

(i) Withholding.  The Company and any subsidiary or affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award.  This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s withholding obligations, either on a mandatory or elective basis in the discretion of the Committee.  Other provisions of the Plan notwithstanding, only the minimum amount of Stock deliverable in connection with an Award necessary to satisfy statutory withholding requirements will be withheld.  The value of any remitted Stock shall be its Fair Market Value on the day it is remitted.

(ii) Requirement of Notification of Code Section 83(b) Election.  If any Participant shall make an election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the laws of a jurisdiction outside the United States, such Participant shall notify the Company of such election within ten (10) days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.

(iii) Requirement of Notification Upon Disqualifying Disposition Under Code Section 421(b).  If any Participant shall make any disposition of shares of Stock delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten days thereof.

(e) Changes to the Plan.  The Committee may amend, suspend or terminate the Plan without the consent of shareholders or Participants; provided, however, that any amendment to the Plan shall be submitted to the Company’s shareholders for approval not later than the earliest annual meeting for which the record date is after the date of such Committee action if such shareholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Committee may otherwise, in its discretion, determine to submit other amendments to the Plan to shareholders for approval; and provided further, that, without the consent of an affected Participant, no such Committee action may materially and adversely affect the rights of such Participant under any outstanding Award.  The Committee and a Participant may agree to amend an outstanding Award, subject to Section 8(e).

(f) Right of Setoff.  The Company or any subsidiary or affiliate may, to the extent permitted by applicable law, deduct from and set off against any amounts the Company or a subsidiary or affiliate may owe to the Participant from time to time, including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant, such amounts as may be owed by the Participant to the Company, including but not limited to, amounts owed under Section 10(a), although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff.  By accepting any Award granted hereunder, the Participant agrees to any deduction or setoff under this Section 11(f).

(g) Unfunded Status of Awards; Creation of Trusts.  The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation.  With respect to any payments not yet made to a Participant or obligation to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan.  Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

(h) Nonexclusivity of the Plan.  Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, including incentive arrangements and awards which do not qualify under Section 162(m), and such other arrangements may be either applicable generally or only in specific cases.

(i) Payments in the Event of Forfeitures; Fractional Shares.  Unless otherwise determined by the Committee, in the event of a forfeiture of an Award (except a forfeiture under Section 10(a)) with respect to which a Participant paid cash consideration, the Participant shall be repaid the amount of such cash consideration.  No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award.  The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j) Compliance with Code Section 162(m).  It is the intent of the Company that Options and SARs granted to Covered Employees and other Awards designated as Awards to Covered Employees subject to Section 7 shall constitute qualified “performance-based compensation” within the meaning of Section 162(m) and regulations thereunder, unless otherwise determined by the Committee at the time of allocation of an Award.  Accordingly, the terms of Section 7 and the definition of Covered Employee, shall be interpreted in a manner consistent with Section 162(m) and regulations thereunder.  The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee as likely to be a Covered Employee with respect to a specified fiscal year.  If any provision of the Plan or any Award document relating to a Performance Award that is designated as intended to comply with Section 162(m) does not comply or is inconsistent with the requirements of Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation otherwise payable in connection with any such Award upon attainment of the applicable performance objectives.

(k) Certain Limitations Relating to Accounting Treatment of Awards.  Other provisions of the Plan notwithstanding, the Committee’s authority under the Plan is limited to the extent necessary to ensure that any Option or other Award receives favorable accounting treatment under FAS 123R.

(l) Governing Law.  The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan and any Award document shall be determined in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.

(m) Limitation on Rights Conferred under Plan.  Neither the Plan nor any action taken hereunder shall be construed as

(i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a subsidiary or affiliate,

(ii) interfering in any way with the right of the Company or a subsidiary or affiliate to terminate any Eligible Person’s or Participant’s employment or service at any time,

(iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and associates, or

(iv) conferring on a Participant any of the rights of a shareholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award or an Option is duly exercised.  Except as expressly provided in the Plan and an Award document, neither the Plan nor any Award document shall confer on any person other than the Company and the Participant any rights or remedies thereunder.

(n) Severability; Entire Agreement.  If any of the provisions of this Plan or any Award document is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.  The Plan and any Award documents contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

(o) Awards Under Preexisting Plan.  Upon approval of the Plan by shareholders of the Company as required under Section 11(p) hereof, no further awards shall be granted under the Preexisting Plans.

(p) Plan Effective Date and Termination.  The Plan shall be deemed effective on the day the Board approves the Plan, subject to the approval by the shareholders of the Company at a duly held meeting of shareholders.  Any Awards granted prior to shareholders approving the Plan will be subject to shareholder approval of the Plan, and if, shareholders do not approve the Plan, such Awards shall be null and void and no further awards may be granted under the Plan.  Unless earlier terminated by action of the Board or by operation of law, the Plan will remain in effect until such time as no Stock remains available for delivery under the Plan and the Company has no further rights or obligations under the Plan with respect to outstanding Awards under the Plan.

(q) Successors.  Any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, shall assume the liabilities of the Company under this Plan and perform any duties and responsibilities in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.